Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Third Quarter 2013 Results

3Q13 Highlights:

•	Total revenue increased 14.0%

•	Comparable store sales grew 2.6%

•	E-commerce revenues increased 17.7%

•	Fully diluted EPS of $0.53

•	Opened 10 new stores in the U.S.

NORTH BERGEN, N.J., November 5, 2013 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading multi-channel specialty retailer of nutritional products, today announced preliminary results for the third quarter ended September 28, 2013. Total net sales in the quarter increased 14.0% to $272.5 million compared to $239.0 million in the same period of the prior year. Net income per diluted share for third quarter 2013 was $0.53 compared to $0.54 per share in the same quarter of the prior year.

Tony Truesdale, Chief Executive Officer of the Company commented, “We delivered our 32nd consecutive quarter of positive comparable retail store sales growth and experienced improving traffic trends throughout the quarter. We opened a new 311,000 square foot distribution center in Ashland, VA and continued to successfully integrate Super Supplements, the largest acquisition in the company’s history.”

Mr. Truesdale further commented, “Super Supplements and the new distribution center are key components to support expansion of the business. We are also making investments in omni-channel, private label development and international markets to position ourselves to meet the evolving and growing demand in the health and wellness industry.”

Third Quarter 2013 Results

Total net sales in third quarter 2013 increased 14.0% to $272.5 million compared to $239.0 million in the same period of the prior year. Sales growth in the quarter was driven by: 1) a 2.6% increase in comparable retail store sales, 2) the contribution from Super Supplements retail stores of $17.0 million, 3) growth from non-comp stores, and 4) a 17.7% increase in e-commerce sales, including a 6.0% contribution from Super Supplements online sales.

The Company opened 10 stores in the quarter and 33 year-to-date. The majority of the third quarter store openings occurred late in the quarter. Total store count was 640 as of September 28, 2013, compared with 564 on September 29, 2012.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $22.9 million, or 14.6%, to $179.4 million for the three months ended September 28, 2013, compared with $156.5 million for the three months ended September 29, 2012.

Gross profit increased $10.6 million, or 12.8%, to $93.1 million for 2013 third quarter, compared with $82.5 million for third quarter 2012. Gross profit as a percentage of net sales was 34.2% for the quarter ended September 28, 2013, compared to 34.5% in third quarter 2012. The decrease was primarily attributable to shifts in product category sales mix and higher penetration of e-commerce sales.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $9.2 million, or 16.0%, to $67.0 million for the quarter ended September 28, 2013, compared with $57.7 million for the quarter ended September 29, 2012. SG&A as a percentage of net sales was 24.6% for third quarter 2013 compared with 24.2% in third quarter 2012. SG&A includes integration related expenses for the Super Supplements acquisition of approximately $0.9 million.

Income from operations in third quarter 2013 was $26.1 million, an increase of 5.4% from the same period in the prior year. As a percentage of net sales, income from operations was 9.6% for third quarter 2013 compared with 10.4% for third quarter 2012.

Net income was $16.3 million for third quarter 2013, flat with third quarter 2012. Reported earnings per diluted share (EPS) were $0.53 in third quarter 2013 compared with $0.54 in third quarter 2012 and includes $0.02 per share of integration costs related to the Super Supplements acquisition. In addition, EPS benefitted from a lower effective tax rate in both 3Q13 and 3Q12, of $0.02 and $0.05 per share, respectively, which primarily reflects the reversal of charges previously recorded related to uncertain tax positions due to the expiration of applicable statutes of limitation.

Balance Sheet and Cash Flow

Cash and equivalents at September 28, 2013 were $54.2 million. Capital expenditures were $8.5 million in the quarter and $32.4 million year-to-date. Capital expenditures were used primarily for the new distribution center, build-out of new stores and improvements to existing stores.

2013 Outlook

For the current year management expects:

•	To open approximately 50 new stores

•	Low to mid single digit comparable store sales growth for the year

•	Capital expenditures of approximately $45—$50 million, which includes capital for the new distribution center

•	Depreciation & amortization of approximately $28 million, which includes the additional depreciation from the Super Supplements acquisition

•	Super Supplements acquisition is expected to be slightly dilutive to earnings per share, which includes transaction and integration costs

•	Fully diluted shares outstanding of 30.6 million

2014 Outlook

For the upcoming year management expects:

•	Mid single digit comparable store sales growth

•	To open approximately 60 new stores

•	Depreciation & amortization of approximately $31 million

•	Slight EBIT margin improvement

•	Capital expenditures of approximately $35-40 million

Webcast

Management will host a conference call to discuss the third quarter 2013 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on November 5, 2013 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 6370052. The replay will be available until 11:59 p.m. ET on November 12, 2013. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading multi-channel specialty retailer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 600 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe, BodyTech, True Athlete and MyTrition brands. The Vitamin Shoppe conducts business through more than 640 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and through its website, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including, the risk that the operations of Super Supplements will not be integrated successfully, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Kennedy
646-912-3844	201-552-6017
ir@vitaminshoppe.com	Meghan.kennedy@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net sales	$272,472	$238,994	$831,042	$732,026
Cost of goods sold	179,419	156,494	539,090	475,435

Gross profit	93,053	82,500	291,952	256,591
Selling, general and administrative expenses	66,951	57,732	200,585	173,690

Income from operations	26,102	24,768	91,367	82,901
Interest expense, net	164	161	375	535

Income before provision for income taxes	25,938	24,607	90,992	82,366
Provision for income taxes	9,670	8,316	35,665	31,219

Net income	$16,268	$16,291	$55,327	$51,147

Weighted average common shares outstanding
Basic	30,011,914	29,646,287	29,967,212	29,333,828
Diluted	30,535,129	30,244,053	30,504,210	29,993,403
Net income per common share
Basic	$0.54	$0.55	$1.85	$1.74
Diluted	$0.53	$0.54	$1.81	$1.71

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net sales:
Retail	$243,909	$214,083	$743,188	$655,233
Direct	28,563	24,911	87,854	76,793

Net sales	$272,472	$238,994	$831,042	$732,026

Income from operations:
Retail	$47,386	$42,548	$153,615	$136,224
Direct	5,425	4,990	16,537	15,358
Corporate costs	(26,709)	(22,770)	(78,785)	(68,681)

Income from operations	$26,102	$24,768	$91,367	$82,901

Increase in comparable store net sales	2.6%	9.6%	3.1%	9.2%
Gross profit as a percent of net sales	34.2%	34.5%	35.1%	35.1%
Income from operations as a percent of net sales	9.6%	10.4%	11.0%	11.3%
Capital Expenditures	$8,516	$7,742	$32,353	$18,625
Depreciation and Amortization	6,948	5,684	20,012	16,539
Impairment charge on fixed assets	—	202	—	730
Acquisition and integration costs	$868	$—	$3,859	$—
Insurance recoveries from Super Storm Sandy	$—	$—	$1,079	$—
Store Data:
Stores open at beginning of period	630	551	579	528
Stores opened	10	15	33	39
Stores acquired	—	—	31	—
Stores closed	—	(2)	(3)	(3)

Stores open at end of period	640	564	640	564

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	September 28,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$54,201	$81,168
Inventories	168,836	137,693
Prepaid expenses and other current assets	35,590	22,476

Total current assets	258,627	241,337
Property and equipment, net of accumulated depreciation and amortization of $200,342 and $182,173 in 2013 and 2012, respectively	116,013	95,401
Goodwill	210,633	177,248
Other intangibles, net	71,257	69,116
Other assets	4,166	3,183

Total assets	$660,696	$586,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,370	$22,445
Accrued expenses and other current liabilities	58,422	65,439

Total current liabilities	90,792	87,884
Deferred income taxes	19,180	13,011
Deferred rent	35,167	30,150
Other long-term liabilities	3,148	7,822
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at September 28, 2013 and December 29, 2012	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,411,137 shares issued and 30,404,821 shares outstanding at September 28, 2013, and 30,170,627 shares issued and outstanding at December 29, 2012	304	302
Additional paid-in capital	297,564	287,574
Treasury stock, at cost; 6,316 shares at September 28, 2013 and no shares at December 29, 2012	(280)	—
Accumulated other comprehensive (loss) income	(47)	1
Retained earnings	214,868	159,541

Total stockholders’ equity	512,409	447,418

Total liabilities and stockholders’ equity	$660,696	$586,285

#####